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            EXHIBIT 23.1     CONSENT OF CLARK, SCHAEFER, HACKETT & CO.




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                  [CLARK, SCHAEFER, HACKETT & CO. LETTERHEAD]





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We have issued our report dated  January 23, 1998 accompanying the  consolidated balance sheets of Lenox Bancorp, Inc. (the "Company") as of December 31, 1997 and 1996 and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1997. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.



                                          /s/ Clark, Schaefer, Hackett & Co.


Cincinnati, Ohio
July 21, 1998